Exhibit 11

EXHIBIT 11. STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
            (UNAUDITED)
            Three and Nine Months Ended September, 30, 1996 and 1995 (In thousands, except per share amounts)

                                                         Three months        Nine months
                                                          ended 9/30         ended 9/30
                                                       ----------------    ----------------

                                                        1996      1995      1996      1995
                                                        ----      ----      ----      ----

Weighted average shares outstanding                     2,291     2,138     2,180     2,080
Net effect of dilutive stock options and warrants
 based on the treasury  stock method using average
 market price                                              26        36        23        43
                                                       ------    ------    ------    ------
Total weighted average shares                           2,317     2,174     2,203     2,123
                                                       ======    ======    ======    ======

Net income (loss)                                      $  125    $ (492)   $  659    $ (581)
                                                       ======    ======    ======    ======
Per share amount                                       $  .05    $ (.23)   $  .30    $ (.27)
                                                       ======    ======    ======    ======


In calculating weighted average shares, all securities convertible into common stock are excluded if their inclusion would have the effect of increasing the earnings per share amount or decreasing the loss per share amount otherwise computed. Fully diluted earnings per share is not presented because it is immaterial and anti-dilutive in both periods.


For purposes of this schedule, weighted average shares and per share amounts shown for each period presented have been restated to give effect to a one-for-ten reverse stock split implemented August 13, 1996.